Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet to Acquire Imaging Centers in Northern New Jersey from Progressive Health

LOS ANGELES, Calif., September 08, 2010 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 191 fully-owned and operated outpatient imaging centers, today reported it has executed a definitive agreement to acquire five imaging centers in Northern New Jersey and a 50% equity interest in a sixth center from Progressive Health, LLC and certain affiliates and related entities.

RadNet will pay $17,150,000 plus a warrant to purchase 200,000 shares of RadNet common stock for the Northern New Jersey facilities.  The facilities located in Englewood Cliffs, Union City, Hackensack, Bloomfield, Englewood and Rutherford operate a combination of MRI, CT, ultrasound, mammography, x-ray and other related modalities.  Including the Rutherford facility, which will be 50% owned by RadNet upon closing, the facilities are expected to add approximately $14 million of revenue to RadNet on an annualized basis.

In connection with the acquisition, the two managing principals of Progressive Health will assume key management roles in RadNet’s New Jersey operations.  William Farrell will become RadNet’s Senior Vice President of New Jersey Operations, and Robert Farrell will become RadNet’s Senior Vice President and Northeast Development Officer.  The operational management of the six Progressive Health facilities will be consolidated with those of the 11 New Jersey facilities RadNet has acquired since the beginning of 2009.

Dr. Howard Berger, President and Chief Executive Officer of Radnet noted, ”In less than a year and a half, we have created a RadNet network of 17 facilities in Northern New Jersey, thereby becoming the leading multimodality provider of outpatient imaging services in a very densely populated region.  We continue to be committed to Northern New Jersey as a core market for RadNet and believe there is further opportunity for expansion and consolidation.  The Northern New Jersey market continues to be a natural extension of our core Rockland County, New York market which it borders.”

Dr. Berger added, “I am very excited about welcoming Bill and Bob Farrell to the RadNet management team.  The Farrells have been respected members of our industry for over 20 years and have extensive knowledge of the New Jersey marketplace.  Their expertise will add a key level of infrastructure and management in New Jersey, where we plan to continue our expansion and consolidation strategy.”

The acquisition is expected to close in October, 2010, and is subject to the transfer of certain New Jersey operating licenses to RadNet.

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 191 fully-owned and operated outpatient imaging centers.  RadNet’s core markets include California, Maryland, Delaware, New Jersey and New York.  Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 4,000 employees.  For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s ability to successfully integrate acquired operations, achieve cost savings, continue to grow its business by generating patient referrals and contracts with radiology practices, and receive third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect the Company's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

Alliance Advisors, LLC
Alan Sheinwald, President
914-669-0222
asheinwald@allianceadvisors.net